EXHIBIT 99(a)





November 16, 1998                                    Contact: James D. Calaway
7:00 PM CST                                                   President
                                                                  (713) 654-8960


EDGE PETROLEUM CORPORATION'S BOARD OF DIRECTORS ANNOUNCES ELECTION OF JOHN W. ELIAS AS CHAIRMAN AND CHIEF EXECUTIVE OFFICER


Houston - EDGE PETROLEUM CORPORATION (NASDAQ: EPEX) announced today that after a distinguished 23 year career, John E. Calaway has resigned as its Chairman and Chief Executive Officer (CEO), and that its Board of Directors has elected John
W. Elias to the positions of Chairman of the Board and Chief Executive Officer.

Mr. Elias is a 1962 graduate of the University of Oklahoma, with a B.S. degree in Geology and he attended the Advanced Management Program at Harvard University. He has over 35 years in the exploration and production end of the energy sector including over 30 years with Amoco Production Company and its parent, Amoco Corporation, in a variety of operating and senior management positions. Most recently, Mr. Elias spent five years with Seagull Energy Corporation as Executive Vice President and Director. Mr. Elias is married and has two children and is active in numerous Industry and Civic associations.

The Edge Board of Directors, in a prepared statement, said, "we are pleased to be able to attract a person of the experience and talent of John Elias to become the Chairman and CEO of Edge Petroleum Corporation. We believe that John has the breadth of experience and technical skills to complement the existing talent rich organization already in place at the Company and lead it into its next stage of growth. Edge is recognized in the industry as a leader in on-shore exploration and is poised to leverage that capability into continued growth."

John E. Calaway has resigned his positions of Chairman and CEO effective immediately. Mr. Calaway said, "Edge is poised for further growth based upon the efforts of a group of hard working talented employees. I am proud of what we have built at Edge and believe that John Elias has the capability to build upon the wealth of talent and infrastructure already in place at Edge. I look forward to being able to spend more time on my artistic career, and other entrepreneurial endeavors. I have worked continuously for the past 23 years in the industry and have led Edge from a start-up company to where it is today-a world-class exploration organization. As the company's size and its technical skills have grown and the on-shore, domestic exploration activity has grown more mature, there is a growing importance for the Company to pursue international and other opportunities. My experience has been in the on-shore U.S. Gulf Coast. John Elias has worldwide experience which should provide the leadership for the future growth of the Company."

James D. Calaway, who continues as Edge's President, noted, "over the past year we have gotten to know John Elias and have developed a high regard for his skills and knowledge of our business and the industry in general. We expect his technical and management skills to add value quickly to Edge. We look forward to leveraging off his many contacts and worldwide industry experience. My brother's leadership and experience will be missed, but I believe that the management team and vision he has put in place coupled with the new energy and experience of John Elias will yield excellent results for Edge's shareholders. I look forward to working with John to achieve that objective."

Edge Petroleum is a Houston-based independent energy company that emphasizes the integrated application of advanced 3-D seismic data integration and visualization techniques to improve its ability to effectively explore for natural gas and oil along the onshore Gulf Coast of the United States.

Statements in this news release, including but not limited to those relating to future or continued growth, other future activities, drilling opportunities, future expected wells or production, effect of management changes, financial results, reserve potential, and other statements that are not historical facts are forward looking statements that are based upon current expectations. Although Edge believes its expectations are based upon reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include results of, and dependence on exploratory drilling activities, dependence on key personnel, future international activities, volatility of oil and natural gas prices, operating risks, regulatory and environmental matters, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, weather, land issues, risks of foreign operations and other risks described in the Company's filings with the Securities and Exchange Commission.